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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-36474

PROSPECTUS


                                1,582,415 Shares

                               BMC SOFTWARE, INC.
                                  COMMON STOCK

         This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,582,415 shares of our common stock for the account of our stockholders named in this prospectus.

         Our common stock is listed for trading on The NASDAQ Stock Market under the trading symbol "BMCS." On May 17, 2000, the last reported sale price of our common stock on NASDAQ was $43.75 per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the shares covered by this prospectus. Each stockholder named in this prospectus is a party to an Agreement and Plan of Reorganization dated as of April 25, 2000, with our company, under which we have agreed to pay all expenses of registration of the sale of the shares covered by this prospectus, estimated at $41,000.

         The address of our executive offices is 2101 CityWest Boulevard, Houston, Texas 77042-2827, and our telephone number is (713) 918-8800.



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THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT
APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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         No person has been authorized to give any information or to make any representation contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy the common stock in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained herein is correct as of any time subsequent to the date of this prospectus.


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                  The date of this Prospectus is May 18, 2000.


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                               TABLE OF CONTENTS

                                   Prospectus

                                                                            Page
                                                                            ----
Where You Can Find More Information ........................................  2

The Company ................................................................  3

Use of Proceeds ............................................................  3

Selling Stockholders .......................................................  3

Plan of Distribution .......................................................  3

Legal Matters ..............................................................  4

Experts ....................................................................  4

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the NASDAQ located at 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold.

o The description of our common stock contained in our registration statement on form 8-A, as filed with the SEC on August 25, 1988;


o Our annual report on form 10-K for the fiscal year ended March 31, 1999;

o Our quarterly reports on form 10-Q for the quarterly periods ended June 30, 1999, September 30, 1999 and December 31, 1999, and amended quarterly reports on form 10-Q/A for the quarterly periods ended June 30, 1999 and December 31, 1999;

o Our current reports on form 8-K filed with the SEC on April 13, 1999, April 28, 1999, and amended current reports on form 8-K/A filed with the SEC on June 14, 1999 and June 28, 1999.

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                               BMC Software, Inc.
                            2101 CityWest Boulevard
                           Houston, Texas  77042-2827
                                 (713) 918-8800



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                                  THE COMPANY

     The principal executive offices of our company are located at 2101 CityWest Boulevard, Houston, Texas 77042-2827, and our telephone number is (713) 918-8800.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

                              SELLING STOCKHOLDERS

     The common stock covered by this prospectus is to be offered for the account of the following stockholders of our company:

                                   NUMBER OF SHARES OF COMMON STOCK
NAME OF SELLING STOCKHOLDER               OFFERED HEREUNDER
---------------------------        --------------------------------
Clay Davis                                   309,140
Robert Neville                               309,140
Christopher Marich                            85,014
L&H Leasing Co., LTD.                        879,121

     On April 25, 2000, we, BMC Acquisition Corp., a wholly owned subsidiary of our company ("Merger Sub"), Evity, Inc. and the selling stockholders entered into an Agreement and Plan of Reorganization (the "Merger Agreement"). In connection with the Merger Agreement, Merger Sub was merged with and into Evity (the "Merger"). In the Merger, the selling stockholders received shares of our common stock and cash in exchange for their outstanding shares of Evity common and preferred stock. In connection with the Merger, we agreed to register the resale by the selling stockholders of the shares issued to the selling stockholders in the Merger.

                              PLAN OF DISTRIBUTION

     We have been advised by the selling stockholders that the shares may from time to time be offered for sale either directly by the selling stockholders or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, or in independently negotiated transactions or otherwise; provided that such transactions will not include an underwritten public offering. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The methods by which the shares may be sold include:

     o a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     o exchange distributions and/or secondary distributions in accordance with the rules of NASDAQ;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    privately negotiated transactions.

     We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares, against certain civil liabilities, including certain liabilities under the Securities Act.

     There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.


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                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Boole & Babbage, Inc., ("Boole & Babbage") included in our Annual Report on Form 10-K for the year ended March 31, 1999 (which financial statements are not presented separately therein) as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Boole & Babbage's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The report on the financial statements of MAXM Systems, Inc. for the year ended September 30, 1996, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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